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Exhibit 99.3

PRESS RELEASE

MEDSCAPE CLOSES SALE OF TOTAL eMED, INC.

    HILLSBORO, ORE.—(BUSINESS WIRE)—AUGUST 20, 2001—Medscape (NASDAQ: MDLI), a leading provider of digital health records and online medical information, today announced that it has finalized the sale of its transcription services segment, Total eMed, Inc., to a new entity funded by Parthenon Capital, a Boston-based private equity firm, for a total purchase price of $6 million. Medscape received $5 million in cash at the closing of the transaction and will receive an additional $1 million during the next 12 months subject to the terms of an escrow agreement between the parties. The Company expects to primarily use the proceeds from the sale to fund operations of Medscape's digital health record and Internet healthcare portal businesses.

    Additional information regarding the sale of Total eMed, Inc., including pro forma financial information, will be available in Medscape's related Form 8-K which the Company intends to file with the Securities and Exchange Commission within 15 days.

ABOUT MEDSCAPE

    Medscape® (NASDAQ: MDLI) is a leading provider of digital health records and online medical information. The Company delivers patient-centered, clinical healthcare data and medical information to healthcare professionals and consumers wherever that information is needed. The core of Medscape's product portfolio is the industry-leading Digital Health Record (DHR). DHR applications and services are an integral part of the practice of medicine and are used every day by physicians and consumers across the country.

    Medscape's DHR enables physicians to access patient information, share data with existing systems, communicate among practice members and capture and store quantifiable data for patient-by-patient or population-based studies. The DHR also enables practice sites to interact with their patients electronically to answer questions, schedule appointments and address personal health concerns, while offering consumers private access to their medical records and related disease management information and services. More than 15 million patients now have digital records hosted on Medscape systems. Medscape is also the leading source of peer-reviewed medical information and continuing medical education on the Web. Approximately 3.6 million members, including 625,000 registered as physicians and approximately 1.8 million registered as allied health professionals, use Medscape.com for immediate access to research, recent developments and information to guide their practices and support patient care. Consumers too have come to rely on CBSHealthWatch by Medscape for health information that comes from the same source their physicians use.

    The integration of Medscape's authoritative Web sites with the breadth of its clinical applications and products, strengthen the physician-patient relationship at—and beyond—each encounter, resulting in a positive impact on healthcare costs, efficiencies, safety and outcomes. The merger of MedicaLogic, Inc. and Medscape, Inc. in May 2000 formed MedicaLogic/Medscape, Inc., d/b/a Medscape. The Company, headquartered in Hillsboro, Oregon, currently employs approximately 365 people.

    Medscape, MedicaLogic, and Logician are registered trademarks of MedicaLogic/Medscape, Inc. in the United States. Other product and brand names are trademarks of their respective owners.

    The statements in this press release regarding the expected use of proceeds from the sale of Total eMed, Inc. are forward-looking statements based on current information and expectations. The use of proceeds from this transaction is subject to a number of risks and uncertainties, including the risk matters may arise or circumstances may exist that require the proceeds to be used for non-operating expenditures including, among other things, costs incurred in business combinations, investments in equipment and infrastructure, or the payment of other liabilities of the Company. The reader is cautioned not to place undue reliance on forward-looking statements, which are not a guarantee of future performance. For more information concerning these and other possible risks, please refer to Medscape's filings with the Securities and Exchange Commission. These filings can be accessed over the Internet at www.sec.gov.

Media Contact:	Investor Contact:
Bob Brody	Sandy O'Keefe
Alexander Ogilvy Public Relations	Alexander Ogilvy Public Relations
212-880-5248	212-880-5315
bbrody@alexanderogilvy.com	sokeefe@alexanderogilvy.com

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  Exhibit 99.3
MEDSCAPE CLOSES SALE OF TOTAL eMED, INC.